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                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 1, 2001, relating to the financial statements and financial highlights appearing in the September 30, 2001 Annual Report to Shareholders of Vanguard Growth and Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading
     "Financial Statements" in the Prospectuses and under the headings "Financial Statements" and "Service Providers - Independent Accountants" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
Philadelphia, PA


January 30, 2002